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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 31, 1998, except for Note 15 as to which the date is September 3, 1998, with respect to the financial statements of MobileMedia Communications, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in the Proxy Statement/Prospectus of Arch Communications Group, Inc. that is made a
part of the Registration Statement (Form S-4 No. 333-    ) and the
registration of shares of its common stock, stock purchase warrants and rights to purchase such stock and warrants.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
September 11, 1998